UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2016
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SABRE CORPORATION
(Exact name of registrant as specified in its charter)
 _____________________

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)
(682) 605-1000
(Registrant’s telephone number, including area code)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2016, Sabre Corporation (“Sabre”) announced that it had entered into an employment agreement (the “Employment Agreement”) on December 15, 2016 that promotes Sean Menke, 48, to the position of President and Chief Executive Officer, commencing effective December 31, 2016. Mr. Menke will be appointed to Sabre’s Board of Directors, effective December 31, 2016. A copy of the press release regarding this announcement is included as Exhibit 99.1.
Mr. Menke currently serves as Sabre’s Executive Vice President and President of Travel Network. Before joining Sabre in October 2015, Mr. Menke served as Executive Vice President and Chief Operating Officer of Hawaiian Airlines from October 2014 to October 2015. From 2013 to 2014, he was Executive Vice President of Resources at IHS Inc., a global information technology company. He served as managing partner of Vista Strategic Group, LLC, a consulting firm, from 2012 to 2013 and from 2010 to 2011. From 2011 to 2012, he served as President and Chief Executive Officer of Pinnacle Airlines, and from 2007 to 2010 as President and Chief Executive Officer of Frontier Airlines.
Under the Employment Agreement, Mr. Menke will be paid an initial base salary of $825,000, subject to annual review for appropriate increases (but not decreases). Beginning with the 2017 fiscal year, Mr. Menke is also eligible to receive an annual incentive bonus based on his attainment of one or more pre-established performance criteria, with his initial target incentive opportunity equal to 135% of his base salary earned in the applicable year. He will continue to be eligible to receive his annual bonus for 2016 with respect to his service as Executive Vice President and President of Travel Network, as provided under his prior employment agreement.
Under the Employment Agreement, on December 15, 2016, Mr. Menke received an equity grant valued at $2,500,000, in an equal number of stock options and restricted stock units. The stock options will vest as to 25% of the shares subject to such options on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award will vest as to 25% of the shares of Sabre common stock subject to such award on December 15 in each of calendar years 2017, 2018, 2019 and 2020, subject to his continued employment through each vesting date.
Under the Employment Agreement, Mr. Menke is eligible to receive certain payments and benefits in the event of a termination of his employment by Sabre without “cause” or a termination of employment by Mr. Menke for “good reason” (as each of these terms is defined in the Employment Agreement). For these purposes, a termination of employment by Sabre as a result of notice of non-renewal at the end of any then-current term will be deemed for all purposes as a termination of employment without “cause.” In the event of a termination of employment by Sabre without “cause” or by Mr. Menke for “good reason,” Mr. Menke, upon execution of a binding agreement and general release of claims in Sabre’s favor, will be eligible to receive:

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An amount equal to 200% of the sum of his then-current annual base salary and target incentive opportunity (prorated and paid in installments over a period of 24 months following the date of termination), and

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Continued medical, dental, and vision insurance coverage for him and his eligible dependents for the 24-month period following the date of termination; provided, however, that if he becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of Mr. Menke’s death or disability (as well as in the event of a termination of employment by Sabre without “cause” or by Mr. Menke for “good reason”), he will be eligible to receive (i) his base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (iii) payment for any accrued but unused vacation time, and (iv) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, are payable to Mr. Menke in the event of (A) a termination of employment by Sabre for cause or (B) a voluntary termination of employment by Mr. Menke.

Mr. Menke is subject to standard non-compete and non-solicitation covenants during, and for the 24-month period following, his employment with Sabre, as well as perpetual confidentiality and non-disparagement covenants. The Employment Agreement provides that Mr. Menke’s prior employment agreement, dated as of October 5, 2015, which sets forth the terms of his employment as Executive Vice President and President of Travel Network, is terminated as of the effective date of the Employment Agreement, without any payment or benefit to Mr. Menke in connection with the termination. Mr. Menke’s compensation is subject to Sabre’s clawback policies and provisions as in place from time to time.

The foregoing is only a brief description of the material terms of the Employment Agreement, does not purport to be a complete description of the rights and obligations of the parties, and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1.

In addition, on December 15, 2016, Sabre announced that Lawrence W. Kellner will be designated as Sabre’s Executive Chairman of the Board, effective December 31, 2016. Mr. Kellner currently serves as Sabre’s non-executive Chairman of the Board and is expected to return to this role following his service as Executive Chairman. Mr. Kellner, 57, has served as President of Emerald Creek Group, LLC, a private equity firm that he founded, since 2010.  He served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009.  He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009.  Mr. Kellner currently serves on the board of directors of The Boeing Company and Marriott International, Inc.

In connection with Mr. Keller’s election as Executive Chairman of the Board, Sabre and Mr. Kellner entered into a letter agreement (the “Letter Agreement”), dated as of December 15, 2016. Under the Letter Agreement, as Executive Chairman of the Board, Mr. Kellner received an equity grant on December 15, 2016, valued at $2,000,000, in an equal value of stock options and restricted stock units. The stock options and the restricted stock units will vest in three approximately equal annual installments on the first three anniversary dates of the grant date, subject to his continued provision of services to Sabre through the applicable anniversary date. If Mr. Kellner’s services end prior to the final vesting date for any reason other than his voluntary retirement, he will fully vest in any then-unvested portion of the award. Mr. Kellner will also be eligible to receive regular annual equity awards, subject to Board approval. He will also receive annual cash base compensation of $500,000. Mr. Kellner will be entitled to reimbursement for reasonable travel and other expenses occurred by him as Executive Chairman. As Executive Chairman of the Board, Mr. Kellner will not participate in Sabre’s non-employee director compensation program.

The foregoing is only a brief description of the material terms of the Letter Agreement, does not purport to be a complete description of the rights and obligations of the parties, and is qualified in its entirety by reference to the Letter Agreement filed as Exhibit 10.2.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement by and between Sabre Corporation and Sean Menke, dated December 15, 2016.
10.2	Letter Agreement by and between Sabre Corporation and Lawrence W. Kellner, dated December 15, 2016.
99.1	Press Release dated December 15, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: December 16, 2016	By:	/s/ Rachel A. Gonzalez
	Name:	Rachel A. Gonzalez
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement by and between Sabre Corporation and Sean Menke, dated December 15, 2016.
10.2	Letter Agreement by and between Sabre Corporation and Lawrence W. Kellner, dated December 15, 2016.
99.1	Press Release dated December 15, 2016.